Exhibit 99.1

Stryker Announces Definitive Agreement to Acquire Physio-Control International, Inc. for $1.28 Billion

Kalamazoo, Michigan - February 16, 2016 - Stryker Corporation (NYSE: SYK) announced today a definitive agreement to acquire 100% of the stock of Physio-Control International, Inc. (“Physio-Control”) in an all cash transaction for $1.28 billion. Physio-Control, which is a portfolio company of Bain Capital Private Equity, develops, manufactures and markets monitors/defibrillators, automated external defibrillators (AEDs) and CPR-assist devices along with data management and support services. The company was founded in 1955 and has a long history of innovation with products that target urgent patient care, specifically designed to improve survival rates and patient outcomes. The company’s portfolio is highly complementary to Stryker Medical’s EMS (Emergency Medical Services) offering and will drive a greater balance between capital and disposables. Physio-Control also brings an enhanced presence and infrastructure that will expand Stryker’s global footprint. Physio-Control sales for fiscal 2015 totaled $503 million, up 6% in constant currency over the prior year.
“Physio-Control has achieved global leadership positions with a strong brand and customer-centered solutions that can predict or intervene in life-threatening emergencies,” stated Kevin A. Lobo, Chairman and Chief Executive Officer.  “Physio-Control’s focused strategy and their culture will fit well within the EMS business of our Medical division, further leveraging our existing call pattern. We look forward to welcoming the Physio-Control team to Stryker.”
“Joining Stryker is an exciting next step in the evolution of Physio-Control for both our team and our customers,” said Brian Webster, President and Chief Executive Officer of Physio-Control.  “Stryker has a deep understanding of capital equipment and of our core market segments.  We will build on the success our team has achieved in partnership with Bain Capital, and further accelerate the execution of our strategy, including continued investment in great product solutions for our customers.”

“It has been a privilege to work collaboratively with Brian and the management team as the company has shown great progress and built even more enduring customer loyalty,” said Chris Gordon, a Managing Director at Bain Capital Private Equity.  “Physio-Control has added significant operational strength and made substantial investments in R&D to accelerate the development and launch of its next generation product lines. We believe the business is well positioned for further growth, and are confident that Physio-Control will continue to thrive under Stryker’s ownership.”

The closing of the transaction is subject to expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. The acquisition of Physio-Control is expected to close at the beginning of the second quarter and be slightly accretive to our adjusted per share earnings in 2016. Our revised adjusted 2016 EPS guidance reflecting the Physio-Control acquisition and the previously announced transactions is now $5.57-5.77 up 8.8-12.7% which includes a 2.5% negative foreign exchange rate impact on our adjusted earnings per share. For 2017 we expect the acquisition of Sage and Physio-Control combined will be accretive by $0.15-0.18, net of the negative impact of postponing our share repurchases that were included in our original guidance for 2016.
Skadden, Arps, Slate, Meagher & Flom LLP are serving as outside legal counsel for Stryker in connection with this transaction.
Citi and Jefferies LLC acted as financial advisors, and Kirkland & Ellis LLP served as legal counsel, to Bain Capital.
Stryker will host a conference call for financial analysts at 8:00 a.m., Eastern Time, today to discuss additional details regarding the proposed transaction. To participate in the conference call dial 888-771-4371 (domestic) or 847-585-4405 (international) and be prepared to provide confirmation number 41816481 to the operator.
A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 30 days.

A recording of the call will also be available from 11:00 a.m., Eastern Time, on Tuesday, February 16, 2016, until 11:59 p.m., Eastern Time, on Tuesday, February 23, 2016. To hear this recording, dial 888-843-7419 (domestic) or 630-652-3042 (international) and enter the participant passcode 4181 6481#.
Forward-looking statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement level from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions; and our ability to realize anticipated cost savings. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Stryker is one of the world's leading medical technology companies and, together with our customers, we are driven to make healthcare better. The Company offers a diverse array of innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. Stryker is active in over 100 countries around the world.  Please contact us for more information at www.stryker.com.
Contacts

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

For media inquiries please contact:
Yin Becker, Stryker Corporation, 269-385-2600 or yin.becker@stryker.com